Filed pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
October 1, 2015
October 2015	Raymond James

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our October offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

18 Month SPX RTY Digital Barrier Notes
If a Knock-In Event does not occur, the investor is entitled to receive a fixed payment at maturity expected to be between [10.50%-11.50%]*. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VMU7	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75% of Initial Level; European Knock-In	[10.50-11.50]%	1.25%			10/23/15	10/30/15	5/1/17

3 Year SPX RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable semi-annual Contingent Coupon Payment Date, the investor is entitled to receive a contingent coupon expected to be between [7.50%-8.00%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 70%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VMM5	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	1.50%			10/23/15	10/30/15	10/30/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3.5 Year XOP Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be [125%]*, subject to the Underlying Return Cap, expected to be between [85-95]%. If the Final Level is less than the Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Underlying Return Cap	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VMJ2	SPDR® S&P® Oil & Gas Exploration & Production ETF	Approximately 65% of Initial Level, European Knock-In	[85-95]%	2.00%			10/23/15	10/30/15	4/30/19

5 Year SX5E Digital Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [40%-45%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VMP8	EURO STOXX 50® Index	Approximately 65% of Initial Level, European Knock-In	[40-45]%	2.50%			10/23/15	10/30/15	10/30/20

6 Year SPX RTY Coupon Digital Barrier Notes
For each coupon period, the investor is entitled to receive a coupon expected to be 2.00%* per annum. If the Final Level of each Underlying is greater than its Knock-In Level, the investor is entitled to receive a payment at maturity based on the Fixed Payment Percentage that is expected to be between [32.50%-37.50%]*. If the Final Level of any Underlying is equal to or less than its Knock-In Level, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Fixed Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VMR4	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level, European Knock-In	[32.50-37.50]%	Quarterly coupon periods	2.75%			10/23/15	10/30/15	10/29/21

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.